Exhibit 99.1

Contact:

Marshall Ames

Investor Relations

Lennar Corporation

(305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports 26% Increase in Net Earnings for Second Quarter 2004

Financial Highlights

Second Quarter

•	Record revenues of $2.3 billion - up 11%

•	Record EPS of $1.22 per share - up 20%

•	Record homebuilding operating earnings of $322.5 million - up $76.4 million

•	Gross margin % on home sales of 23.4% - up 70 basis points

•	Gross margin on land sales of $56.5 million - up $43.6 million

•	Financial services operating earnings of $32.3 million - down $4.9 million

•	Net debt to total capital decreased from 34.5% to 29.5%

•	Return on net capital of 22.1% (trailing four quarters)

•	Record new orders of 11,465 - up 17%

•	Record backlog dollar value of $5.9 billion - up 39%

2004 Goal

•	Fiscal 2004 EPS goal increased to $5.50 from $5.30 per share

Miami, June 15, 2004 - Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its second quarter ended May 31, 2004. Second quarter net earnings in 2004 were $201.4 million, or $1.22 per share diluted, compared to net earnings of $160.3 million, or $1.02 per share diluted, in 2003.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “We are very pleased to report record results again for our second quarter with net earnings growth of 26%, an increase in revenues of 11% and backlog dollar value up 39% over the prior year. These strong results were attributable to both improving homebuilding gross margins and strong land sales, which counterbalanced lower financial services results that were impacted by higher interest rates and the resulting national pullback in refinance activity. By paring down our land base in the wake of the Newhall acquisition last quarter, we have continued to position our balance sheet and our company for future growth and participation in consolidation activity in the industry.”

Mr. Miller continued, “New home sales activity continued to point to a strong homebuilding market as we saw our sales pace increase 17% year-over-year for the quarter. In today’s environment, we, along with the other large homebuilders, are continuing to leverage size to offset the impact of higher interest rates, higher building costs and a shortage of certain building materials. As the industry continues to consolidate, the largest homebuilders are positioned to best manage these challenges through process improvement and cost reduction and, therefore, should continue to outperform. Lennar is strategically positioned with a strong balance sheet and strategic approach to capitalizing on both organic and acquisitive growth opportunities.”

Mr. Miller concluded, “Our record-level $5.9 billion backlog gives us excellent visibility for the remainder of fiscal 2004 and we are comfortable increasing our 2004 earnings per share goal to $5.50 from $5.30 per share. Given our strong balance sheet, consistent cash flows and disciplined land strategy, we remain well positioned for future growth.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED MAY 31, 2004 COMPARED TO

THREE MONTHS ENDED MAY 31, 2003

Homebuilding

Revenues from home sales increased 9% in the second quarter of 2004 to $2.1 billion from $1.9 billion in 2003. Revenues were higher due primarily to a 5% increase in the number of home deliveries and a 4% increase in average sales price on homes delivered. New home deliveries increased to 7,765 homes in the second quarter of 2004 from 7,385 homes last year. In the second quarter of 2004, new home deliveries were higher in each of the Company’s regions, compared to 2003. The average sales price on homes delivered increased to $266,000 in the second quarter of 2004 from $257,000 in 2003.

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Gross margins on home sales were $483.7 million, or 23.4%, in the second quarter of 2004, compared to $430.3 million, or 22.7%, in 2003. Margins were positively impacted by an improvement in the Company’s East and Central Regions, combined with lower interest costs due to a lower debt leverage ratio while the Company continued to grow.

Selling, general and administrative expenses as a percentage of revenues from home sales were 12.1% in the second quarter of 2004, compared to 11.3% in 2003. The increase in 2004 was primarily due to higher personnel-related expenses resulting from increased land sales, compared to the same period last year.

Revenues and gross margins on land sales totaled $147.0 million and $56.5 million, or 38.5%, respectively, in the second quarter of 2004, compared to $72.0 million and $13.0 million, or 18.0%, respectively, in 2003. Margins were positively impacted by each of the Company’s regions, with a strong contribution from the Company’s East Region. Equity in earnings from unconsolidated partnerships was $14.0 million in the second quarter of 2004, compared to $11.3 million last year. Management fees and other income, net totaled $18.7 million in the second quarter of 2004, compared to $5.3 million in 2003. Sales of land, equity in earnings from unconsolidated partnerships and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated partnerships in which it has investments.

Financial Services

Operating earnings for the Financial Services Division were $32.3 million in the second quarter of 2004, compared to $37.2 million last year. The decline in operating earnings in 2004 was primarily due to a decrease in refinance transactions and a more competitive mortgage environment, which resulted in reduced profitability from the Division’s mortgage and title operations, compared to 2003. The decline in operating earnings was partially offset by a $6.5 million gain generated from monetizing the majority of the Division’s alarm monitoring contracts.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.3% in the second quarter of 2004, compared to 1.2% last year.

Other Information

Earnings per share amounts and average shares outstanding for 2003 have been adjusted to reflect the effect of the Company’s January 2004 two-for-one stock split. Additionally, diluted earnings per share in the second quarter of 2004 included 9.0 million shares related to the Company’s 5.125% contingent convertible debt securities. These shares were not included in diluted earnings per share in the second quarter of 2003, because the contingencies were not met.

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Prior year amounts contain reclassifications to conform to the 2004 presentation. These reclassifications had no impact on reported net earnings. In the three months ended May 31, 2003, homebuilding results reflect reclassifications that have been made to interest expense (now included in cost of homes sold and cost of land sold), equity in earnings from unconsolidated partnerships and management fees and other income, net.

SIX MONTHS ENDED MAY 31, 2004 COMPARED TO

SIX MONTHS ENDED MAY 31, 2003

Homebuilding

Revenues from home sales increased 12% in the six months ended May 31, 2004 to $3.7 billion from $3.3 billion in 2003. Revenues were higher due primarily to a 9% increase in the number of home deliveries and a 2% increase in average sales price on homes delivered. New home deliveries increased to 14,260 homes in the six months ended May 31, 2004 from 13,027 homes last year. In the six months ended May 31, 2004, new home deliveries were higher in each of the Company’s regions, compared to 2003. The average sales price on homes delivered increased to $261,000 in the six months ended May 31, 2004 from $256,000 in 2003.

Gross margins on home sales were $857.5 million, or 23.0%, in the six months ended May 31, 2004, compared to $744.5 million, or 22.3%, in 2003. Margins were positively impacted by an improvement in the Company’s East and Central Regions, combined with lower interest costs due to a lower debt leverage ratio while the Company continued to grow.

Selling, general and administrative expenses as a percentage of revenues from home sales were 12.2% in the six months ended May 31, 2004, compared to 11.6% in 2003. The increase in 2004 was primarily due to higher personnel-related expenses resulting from increased land sales, compared to the same period last year.

Revenues and gross margins on land sales totaled $241.3 million and $92.2 million, or 38.2%, respectively, in the six months ended May 31, 2004, compared to $104.2 million and $17.3 million, or 16.6%, respectively, in 2003. Margins were positively impacted by each of the Company’s regions, with a strong contribution from the Company’s East Region. Equity in earnings from unconsolidated partnerships was $19.2 million in the six months ended May 31, 2004, compared to $19.9 million last year. Management fees and other income, net totaled $36.7 million in the six months ended May 31, 2004, compared to $10.7 million in 2003. Sales of land, equity in earnings from unconsolidated partnerships and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated partnerships in which it has investments.

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Financial Services

Operating earnings for the Financial Services Division were $55.3 million in the six months ended May 31, 2004, compared to $71.5 million last year. The decline in operating earnings in 2004 was primarily due to a decrease in refinance transactions and a more competitive mortgage environment, which resulted in reduced profitability from the Division’s mortgage and title operations, compared to 2003. The decline in operating earnings was partially offset by a $6.5 million gain generated from monetizing the majority of the Division’s alarm monitoring contracts.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.4% in the six months ended May 31, 2004, compared to 1.3% last year.

Other Information

Earnings per share amounts and average shares outstanding for 2003 have been adjusted to reflect the effect of the Company’s January 2004 two-for-one stock split. Additionally, diluted earnings per share in the six months ended May 31, 2004 included 9.0 million shares related to the Company’s 5.125% contingent convertible debt securities. These shares were not included in diluted earnings per share in the six months ended May 31, 2003, because the contingencies were not met.

Prior year amounts contain reclassifications to conform to the 2004 presentation. These reclassifications had no impact on reported net earnings. In the six months ended May 31, 2003, homebuilding results reflect reclassifications that have been made to interest expense (now included in cost of homes sold and cost of land sold), equity in earnings from unconsolidated partnerships and management fees and other income, net.

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Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. Under the Lennar Family of Builders banner, the Company includes the following brand names: Lennar Homes, U.S. Home, Greystone Homes, Village Builders, Renaissance Homes, Orrin Thompson Homes, Lundgren Bros., Winncrest Homes, Patriot Homes, NuHome, Barry Andrews Homes, Concord Homes, Cambridge Homes, Coleman Homes and Rutenberg Homes. The Company’s active adult communities are primarily marketed under the Heritage and Greenbriar brand names. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet access, cable television and alarm installation and monitoring services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

Some of the statements contained in this press release are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which the statements anticipate. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “guidance,” “goal,” “visibility,” or words or phrases of similar meaning in connection with discussion of anticipated or targeted future operating or financial performance. Factors which may affect the Company’s results include, but are not limited to, changes in general economic conditions, the market and prices for homes generally and in areas where the Company has developments, the availability and cost of land suitable for residential development, prices of materials, labor costs, interest rates, consumer confidence, competition, terrorist acts or other acts of war, environmental factors and government regulations affecting the Company’s operations. See the Company’s Annual Report on Form 10-K for the year ended November 30, 2003 for further discussion of these and other risks and uncertainties applicable to the Company’s business.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 AM Eastern time on Wednesday, June 16, 2004. The call will be broadcast live on the Internet and can be accessed through the Company’s web site at www.lennar.com. A replay of the conference call will be available later that day by calling 320-365-3844 and entering 733955 as the confirmation number.

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LENNAR CORPORATION

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2004	2003 (1)	2004	2003 (1)
Revenues:
Homebuilding	$2,210,723	1,967,013	3,968,105	3,439,348
Financial services	132,162	136,095	237,687	264,230

Total revenues	$2,342,885	2,103,108	4,205,792	3,703,578

Homebuilding operating earnings	$322,509	246,083	551,890	404,194
Financial services operating earnings	32,294	37,178	55,289	71,523
Corporate general and administrative expenses	31,251	25,727	59,929	47,391

Earnings before provision for income taxes	323,552	257,534	547,250	428,326

Provision for income taxes	122,141	97,219	206,587	161,693

Net earnings	$201,411	160,315	340,663	266,633

Average shares outstanding:
Basic	154,970	141,590	155,249	141,428
Diluted	167,304	158,356	167,605	158,054

Earnings per share:
Basic	$1.30	1.13	2.19	1.89
Diluted	$1.22	1.02	2.06	1.71

Supplemental information:
Interest incurred (2)	$32,537	35,018	64,069	67,961
EBIT (3):
Earnings before provision for income taxes	$323,552	257,534	547,250	428,326
Interest	30,079	36,266	55,442	66,468

EBIT	$353,631	293,800	602,692	494,794

(1)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.
(2)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(3)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes.

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LENNAR CORPORATION

Homebuilding Segment Information

(In thousands)

(Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2004	2003 (1)	2004	2003 (1)
Revenues:
Sales of homes	$2,063,707	1,894,991	3,726,804	3,335,150
Sales of land	147,016	72,022	241,301	104,198

Total revenues	2,210,723	1,967,013	3,968,105	3,439,348

Costs and expenses:
Cost of homes sold	1,580,001	1,464,733	2,869,300	2,590,670
Cost of land sold	90,482	59,069	149,134	86,859
Selling, general and administrative	250,390	213,739	453,753	388,268

Total costs and expenses	1,920,873	1,737,541	3,472,187	3,065,797

Equity in earnings from unconsolidated partnerships	13,958	11,316	19,235	19,918
Management fees and other income, net	18,701	5,295	36,737	10,725

Operating earnings	$322,509	246,083	551,890	404,194

(1)	Certain prior year amounts have been reclassified to conform to the 2004 presentation.

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LENNAR CORPORATION

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended May 31,		At or for the Six Months Ended May 31,
	2004	2003	2004	2003
Deliveries:
East	2,366	2,278	4,542	4,006
Central	2,496	2,459	4,485	4,313
West	3,065	2,834	5,554	5,082

Total	7,927	7,571	14,581	13,401

Of the deliveries listed above, 162 and 321 deliveries relate to unconsolidated partnerships for the three and six months ended May 31, 2004, respectively, compared to 186 and 374 deliveries in the same periods last year.

New Orders:
East	3,972	3,405	7,312	5,996
Central	3,106	2,805	5,325	4,909
West	4,387	3,588	7,532	5,604

Total	11,465	9,798	20,169	16,509

Of the new orders listed above, 489 and 810 new orders relate to unconsolidated partnerships for the three and six months ended May 31, 2004, respectively, compared to 730 and 915 new orders in the same periods last year.

Backlog - Homes:
East			8,891	6,819
Central			3,337	3,309
West			7,189	5,477

Total			19,417	15,605

Of the homes in backlog listed above, 1,320 homes in backlog relate to unconsolidated partnerships at May 31, 2004, compared to 986 homes at May 31, 2003.

Backlog Dollar Value
(including unconsolidated partnerships)			$5,860,582	4,218,634

Lennar's market regions consist of homebuilding divisions in the following states:

East:	Florida, Maryland, Virginia, New Jersey, North Carolina and South Carolina
Central:	Texas, Illinois and Minnesota
West:	California, Colorado, Arizona and Nevada

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LENNAR CORPORATION

Supplemental Data

(Dollars in thousands)

(Unaudited)

	May 31,
	2004	2003
Senior notes and other debts payable	$1,594,074	1,798,198
Less: cash and cash equivalents	140,675	480,719

Net homebuilding debt	1,453,399	1,317,479

Net homebuilding debt	1,453,399	1,317,479
Stockholders’ equity	3,479,976	2,501,544

Total capital	4,933,375	3,819,023

Net debt to total capital (1)	29.5%	34.5%

(1)	Net debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders’ equity).